As filed with the Securities and Exchange Commission on May 27, 2005.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

ALFA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	63-0838024
(State of Incorporation)	(IRS Employer Identification No.)

2108 East South Boulevard

Montgomery, Alabama 36116

(334)288-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALFA CORPORATION 2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full Title of Plan)

Al Scott

Secretary and General Counsel

Alfa Corporation

2108 East South Boulevard

Montgomery, Alabama 36116

(334)288-3900

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Michael D. Waters

Balch & Bingham LLP

1900 First Avenue North, Suite 2600

Birmingham, Alabama 35203

(205) 226-8720

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee (1)
Common Stock $1.00 par value	3,800,000	Not Applicable	$54,492,000	$6,413.71

(1)	Computed in accordance with Rule 457(c) and (h) based upon the market value of $14.34 per share of Registrant’s common stock at May 23, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Alfa Corporation with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above; and

(c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-2 filed April 19, 1988.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts And Counsel.

Not Applicable.

Item 6. Indemnification of Directors And Officers.

Article VI of the Registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnity any person who was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person if fairly and reasonably entitled to indemnify of such expenses which the Court of Chancery or such court shall deem proper.

The Registrant maintains a policy of Directors and Officers liability insurance on behalf of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description of Exhibits
4	Registrant’s Certificate of Incorporation and By-Laws contained at Exhibit 3 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference.

5	Opinion of Balch & Bingham LLP

10.1	2005 Amended and Restated Stock Incentive Plan

10.2	Form of Stock Option Agreement under the 2005 Amended and Restated Stock Incentive Plan

10.3	Form of Restricted Stock Agreement under the 2005 Amended and Restated Stock Incentive Plan

23.1	Consent of KPMG LLP.

23.2	Consent of Balch & Bingham LLP, contained in its opinion at Exhibit 5 above.

24	Power of Attorney, contained at the signature page of this registration statement and incorporated herein by reference.

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for the filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Montgomery, Alabama, on May 23, 2005.

ALFA CORPORATION

By:	/s/ Jerry A. Newby
Chairman of the Board, CEO and
President

We, the undersigned directors and Chief Financial Officer of Alfa Corporation, do hereby constitute and appoint Jerry A. Newby and C. Lee Ellis, or either of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, including any amendments thereto, with the Securities and Exchange Commission and to file such notices, reports or registration statements and amendments thereto with any state securities authority or securities exchange or market, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Jerry A. Newby Jerry A. Newby	Chairman of the Board, CEO and President (Principal Executive Officer)	*

/s/ Boyd E. Christenberry Boyd E. Christenberry	Director	*

/s/ Steve Dunn Steve Dunn	Director	*

/s/ C. Lee Ellis C. Lee Ellis	Director	*

/s/ Jacob C. Harper Jacob C. Harper	Director	*

/s/ Hal F. Lee Hal F. Lee	Director	*

/s/ Larry E. Newman Larry E. Newman	Director	*

/s/ B. Phil Richardson. B. Phil Richardson	Director	*

/s/ John R. Thomas John R. Thomas	Director	*

/s/ Russell R. Wiggins Russell R. Wiggins	Director	*

/s/ Dean Wysner Dean Wysner	Director	*

/s/ Stephen G. Rutledge Stephen G. Rutledge	Chief Financial Officer	*

* May 23, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4	Registrant’s Certificate of Incorporation and By-Laws contained at Exhibit 3 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference.

5	Opinion of Balch & Bingham LLP

10.1	2005 Amended and Restated Stock Incentive Plan

10.2	Form of Stock Option Agreement under the 2005 Amended and Restated Stock Incentive Plan

10.3	Form of Restricted Stock Agreement under the 2005 Amended and Restated Stock Incentive Plan

23.1	Consent of KPMG LLP.

23.2	Consent of Balch & Bingham LLP, contained in its opinion at Exhibit 5 above.

24	Power of Attorney, contained at the signature page of this registration statement and incorporated herein by reference.